Exhibit 8.2

July 21, 2008

NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, New York 10282-1101

Ladies & Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings”), with and into CMEG NY Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly-owned subsidiary of CME Group, Inc., a Delaware corporation (“CME Group”), with Merger Sub being the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008, by and among CME Group, Merger Sub, NYMEX Holdings, and New York Mercantile Exchange, Inc., a Delaware non-stock corporation and a wholly-owned subsidiary of NYMEX Holdings, as amended through the date hereof (as amended, the “Merger Agreement”).

In formulating our opinion, we examined such documents as we deemed appropriate, including the Merger Agreement and the Registration Statement on Form S-4 filed in connection therewith by CME Group with the Securities and Exchange Commission on July 21, 2008 (the “Registration Statement”), which includes the Joint Proxy Statement filed by CME Group and NYMEX Holdings (together with the Registration Statement, the “Filings”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of NYMEX Holdings, CME Group and Merger Sub. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Filings, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Filings, (3) that the applicable law

NYMEX Holdings, Inc.

July 21, 2008

in effect as of the Effective Time will be the same as the applicable law in effect as of the date hereof, (4) the accuracy of the representations, both as of the date hereof and as of the Effective Time and thereafter, as applicable, (i) made by CME Group, on behalf of itself and Merger Sub, set forth in the letter delivered to us by CME Group, dated the date hereof, and (ii) made by NYMEX Holdings set forth in the letter delivered to us by NYMEX Holdings, dated the date hereof, (5) that any representations made in such letters which are qualified by knowledge or materiality or qualifications of like import are accurate without such qualification, and (6) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that, for federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) NYMEX Holdings, CME Group and Merger Sub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

This opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed by us on any matter other than that which is specifically covered by this opinion.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings “SUMMARY-Questions and Answers About the Merger and Related Transactions,” “SUMMARY–U.S. Federal Income Tax Consequences of the Merger” and “MATERIAL UNITED STATES FEDERAL INCOME TAX

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July 21, 2008

CONSEQUENCES OF THE MERGER.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges